Exhibit 99.1

News Release
Investor Contacts:	James Gentile Vice President, Investor Relations	EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina 28209 www.enproindustries.com

Jenny Yee
Corporate Access Specialist

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

Enpro Announces Planned Retirement of J. Milton “Milt” Childress II,
Executive Vice President and Chief Financial Officer

CHARLOTTE, NC., May 2, 2023 – EnPro Industries, Inc. (NYSE: NPO) today announced that Milt Childress, Executive Vice President and Chief Financial Officer, plans to retire in the first half of 2024.  The company is moving forward with a search for Mr. Childress’s successor and has retained a leading executive search firm, Korn Ferry, to support its search process. Mr. Childress is committed to ensuring a seamless transition period and will remain in his role until a successor is named and fully onboarded.

Eric Vaillancourt, President and Chief Executive Officer of Enpro commented, “On behalf of our Board of Directors and the entire Enpro team, I would like to thank Milt for his tireless dedication to Enpro during his tenure with the company.  Since joining Enpro in 2005, Milt has helped build a strong foundation for our strategy and finance functions that will enable Enpro to thrive well into the future.  Milt’s commitment to our core values has empowered our colleagues, and his legacy will remain alive within Enpro for years to come.”

Mr. Childress commented, “As I look back on the last 18 years, I am proud of our numerous accomplishments and our team’s agility and passion in transforming the organization into a highly profitable industrial technology leader.  I am incredibly grateful for the many opportunities Enpro has afforded me and believe the time is right to begin the process of transitioning to Enpro’s next chapter of financial leadership.  We have a terrific team in place, and Enpro is in an exciting position to continue to drive our value-creating strategy forward.”

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma, and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information about Enpro, visit the company’s website at www.enproindustries.com.

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